UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 2, 2008
LINDSAY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2707 North 108th Street
Suite 102
Omaha, Nebraska	68164

(Address of principal executive offices)	(Zip Code)
(402) 428-2131
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 2, 2008, the Board of Directors of Lindsay Corporation (the “Company”) increased the size of the Board from seven to eight directors and appointed W. Thomas Jagodinski to the Board effective July 7, 2008. Mr. Jagodinski was also appointed to serve on the Audit Committee. Mr. Jagodinski is a member of the class of directors with a term expiring at the Company’s annual meeting of stockholders to be held in 2011.
Mr. Jagodinski will receive a one-time grant of restricted stock units with an award value of $35,000 with the grant being effective on July 17, 2008, the date of his first Board meeting as a director. The number of restricted stock units to be awarded is based on the closing price of the Company’s common stock on the grant date, and the restricted stock units are payable in shares of common stock under the 2006 Long-Term Incentive Plan. These restricted stock units vest ratably (one-third each year) on each of November 1, 2008, 2009 and 2010. In addition, Mr. Jagodinski will receive compensation for serving as a director consistent with the description of compensation of non-employee directors contained in the Company’s proxy statement under the heading “Compensation of Directors.”
A copy of the Company’s press release announcing the appointment of Mr. Jagodinski to the Board of Directors is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits
99.1	Press Release, dated July 7, 2008, issued by the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2008	LINDSAY CORPORATION
	By:	/s/ Timothy J. Paymal
Timothy J. Paymal, Vice President and
Chief Accounting Officer